Exhibit 10.4

                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT dated as of June 19, 2002 by and between James R. Edgar, having an office at 1007 West Nevada, Urbana, IL 91801, hereinafter referred to as Consultant), and Youbet.com, having an office at 5901 De Soto Avenue, Los Angeles, CA 91367 (the "Company").

         The Company wishes to retain the services of the Consultant, and Consultant has agreed to provide the services to the Company, pursuant to the terms hereof;

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained, the parties hereto agree as follows:

1.00     ENGAGEMENT

1.01 Company hereby engages Consultant to provide the non-exclusive services pursuant to the terms and conditions hereof.

2.00     NATURE OF SERVICES

2.01 The Consultant shall provide political and legislative advice as directed. Consultant shall perform all services at the direction and approval of the CEO.

2.02 The Consultant shall provide reports as to all services rendered hereunder as requested, and shall promptly advise the Company, when requested, as to the progress and status of the services to be performed.

3.00     TERM

The term of this Consulting Agreement (the "Term") shall commence on June 19, 2002 "Commencement Date") and shall terminate on June 18, 2005.

4.00     CONSIDERATION

The Company shall grant the Consultant on the date of this agreement, pursuant to the Corporation's 1998 Stock Option Plan, options to purchase Sixty Thousand (60,000) shares of common stock of the Company

                  a. The options will be granted on June 19, 2002
                  b. The exercise price will be $.50 per share
                  c. The options will vest ratably over 36 months
                  d. The term of the options is 10 years
                  e. There is a 90-day exercise period


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4.01 The options shall be cancelled and be of null and void in the event the
Company shall terminate this Consulting Agreement for cause or the Consultant shall terminate this Consulting Agreement for any reason before the end the agreement.

5.00     CONFIDENTIALITY

5.01 The Consultant acknowledges that the Company and its affiliates have, prior to the date hereof, disclosed and shall, following the date hereof, disclose to the Consultant certain highly confidential information, trade secrets and other proprietary information relating to the business of the Company and its affiliates. During the Term and thereafter, the Consultant covenants and agrees that he will not use or disclose to any other person, except Consultant's employees and its affiliates, without the Company's prior written approval, any confidential business information, trade secrets or other proprietary information of the Company obtained or learned by the Consultant during or prior to the Term. All copies of all documents prepared by or made available to the Consultant during the Term shall be delivered to the Company upon termination of this Consulting Agreement or at the Company's request, at any other time.

5.02 The Consultant shall take reasonable steps necessary to ensure that his employees, agents, affiliates and contractors do not discuss, divulge or utilize any confidential information communicated to or acquired by them.

6.00     APPLICABLE LAW

6.01 This Consulting Agreement shall be governed by and construed in accordance with the laws in force in California and the parties hereby agree to submit to the courts located in the County of Los Angeles, California.

7.00     ENTIRE AGREEMENT

7.01 This Consulting Agreement contains the entire understanding of the parties. This Consulting Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, amendment, extension or discharge is sought.

         IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.



         YOUBET.COM                              CONSULTANT



         By:  /S/ DAVID M. MARSHALL              By:  /S/ JAMES R. EDGAR
              ---------------------                   ------------------
              David M. Marshall                           James R. Edgar
              Chief Executive Officer


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